Exhibit 99.1

News Release

L.B. Foster Reports Fourth Quarter / Full Year 2022 Results, Full Year Financial Guidance for 2023, and $15 Million Stock Buyback Authorization

•Fourth quarter net sales of $137.2 million up 21.4% year over year, with gross margins expanding 260 basis points to 19.5% for the quarter.
•Fourth quarter adjusted EBITDA[1] of $7.5 million up $4.3 million, or 132.6%, year over year.
•Fourth quarter net loss of $43.9 million unfavorable $43.6 million versus prior year due to a $37.9 million deferred tax asset valuation allowance and asset impairment charges of $8.0 million.
•Improved profitability and cash generation in the fourth quarter, with net debt[1] finishing at $89.0 million and gross leverage per the Company’s credit agreement[1] declining from 3.3x to 2.8x as of quarter end.
•Fourth quarter new orders[1] of $137.8 million increased 44.8% year over year; backlog of $272.3 million remains near all-time high.
•Full year 2022 net sales of $497.5 million down 3.1% due primarily to divestiture activity, with 2022 adjusted EBITDA[1] of $24.2 million up 29.4% year over year.
•Full year 2022 net loss of $45.6 million unfavorable $49.1 million versus prior year.
•The Company announced full year financial guidance for 2023 with net sales expected to range from $540.0 million to $570.0 million and adjusted EBITDA[1] in a range of $27.0 million to $31.0 million.
•The Company also announced that its Board of Directors has authorized the repurchase of up to $15.0 million of the Company's common stock through February 2026.

PITTSBURGH, PA, March 6, 2023 – L.B. Foster Company (NASDAQ: FSTR), a global technology solutions provider of products and services for the rail and infrastructure markets (the "Company"), today reported its 2022 fourth quarter and full year operating results.

CEO Comments
John Kasel, President and Chief Executive Officer, commented, “We concluded 2022 with strong revenue growth from both organic and inorganic sources, with robust profitability growth and margin expansion that confirms our belief that the strategic transformation of L.B. Foster Company is on track and taking hold. Order intake levels were up nearly 45% in the quarter and the full year book-to-bill ratio was strong at 1.11 : 1.0. These favorable trends, coupled with the $272 million near record backlog give us confidence moving into 2023. We remain focused on integrating and leveraging the VanHooseCo and Skratch acquisitions for continued profitable growth and making further progress to reduce our gross leverage. The Company's Board-approved stock buyback program, representing approximately 11% of the Company’s current market value, provides an additional lever to increase shareholder value by proactively managing our capital structure as our cash flows and liquidity improve.

Mr. Kasel continued, “At the close of 2022, we recorded $8 million in asset impairment charges related to our precision measurement products and systems and fabricated bridge products businesses. Both of these businesses have been experiencing increasingly challenging market conditions which required us to reassess their longer-term outlooks and related asset carrying values, resulting in the impairment charges in the quarter. In addition, we recorded a $38 million net deferred tax asset valuation allowance based on cumulative historical evidence evaluated as required by accounting standards. As our strategic transformation continues to drive growth and profitability improvement in the coming years, these tax assets, most of which have an indefinite carryforward period, are expected to provide a valuable shield reducing our cash tax obligation for years to come.

Mr. Kasel concluded, “In many ways, 2022 was a significant transition year for our Company. We established our foundational strategic roadmap in late 2021 and completed five portfolio moves since then, with four of them occurring in 2022. Our teams were resilient in addressing supply chain and inflationary headwinds we faced in the first half of
1 See "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding adjusted EBITDA, gross leverage ratio per the Company's credit agreement, new orders, backlog, results adjusted for portfolio movement, net debt, adjusted sales, funding capacity, and related reconciliations to the comparable United States Generally Accepted Accounting Principles financial measures.

the year, and we delivered strong second half results, with adjusted EBITDA at 6.2% of adjusted sales1 compared to 3.1% for the comparable prior-year period. We’ve established a favorable trend in performance and are looking forward to continued progress in 2023 toward our aspirational goals of ~$600 million in revenue and ~$50 million in EBITDA in 2025.”

Fourth Quarter Consolidated Highlights

The Company’s fourth quarter performance highlights are reflected below. During the years ended December 31, 2022 and 2021, the Company completed three acquisition and two divestiture transactions in line with its strategic transformation plan. Where meaningful, this release adjusts for the impact of these strategic portfolio changes to highlight performance from ongoing operations.

•New orders1 totaling $137.8 million for the 2022 fourth quarter increased 44.8% over the prior year quarter. Excluding portfolio changes, new orders1 increased 33.0% from the prior year comparable quarter. Backlog1 totaling $272.3 million increased by $62.1 million, or 29.5%, compared to the prior year.

•Net sales for the 2022 fourth quarter were $137.2 million, a $24.2 million increase, or 21.4%, over the prior year quarter. Excluding portfolio changes, net sales1 for the quarter were $123.6 million, a $14.7 million increase, or 13.5%, over the prior year comparable quarter.

•Gross profit for the 2022 fourth quarter was $26.8 million, an increase of $7.7 million, or 40.7%, over the prior year quarter. Gross profit margin for the 2022 fourth quarter was 19.5%, a 260-basis point increase over the prior year quarter. Excluding portfolio changes, gross profit1 for the 2022 fourth quarter was $22.5 million, a $3.4 million increase, or 17.8%, over the prior year quarter. Gross profit margin1 for the 2022 fourth quarter excluding portfolio changes was 18.2%, a 70-basis point increase over the prior year comparable quarter.

•Selling and administrative expenses for the 2022 fourth quarter were $23.3 million, a $5.2 million increase, or 28.7%, over the prior year quarter. The increase was primarily attributable to the Company's acquisitions completed in 2022, which drove $2.5 million in additional expenses plus $0.8 million in associated transaction costs, coupled with $1.7 million in increased personnel expenses in the legacy business year over year. Selling and administrative expenses as a percent of net sales increased to 17.0% compared to 16.1% in the prior year quarter.

•Operating loss for the 2022 fourth quarter was $6.3 million, which includes $8.0 million in goodwill and long-lived asset impairment charges, a decrease of $5.7 million from the prior year quarter.

•Net loss for the 2022 fourth quarter was $43.9 million, or $4.09 per diluted share, a decrease of $4.06 per diluted share from the prior year quarter, driven by a $37.9 million net deferred tax asset valuation allowance and the $8.0 million impairment charges.

•Adjusted EBITDA1 for the 2022 fourth quarter, which adjusts for impairment charges and acquisition and divestiture-related items, was $7.5 million, a $4.3 million increase, or 132.6%, versus the prior year quarter.

•Net operating cash flow in the 2022 fourth quarter totaled $8.3 million, a $2.3 million increase compared to the prior year quarter.

•Net debt1 as of December 31, 2022 declined $5.0 million during the quarter to $89.0 million, with the year end balance up $68.1 million over last year primarily due to increased funding for the Company's acquisition activity during the year, net of divestiture proceeds. The Company's gross leverage ratio per its credit agreement1 was 2.8x as of December 31, 2022, an improvement from 3.3x as of the prior quarter end.

Fourth Quarter Business Results

•Net sales for the fourth quarter of 2022 were $137.2 million, a $24.2 million increase, or 21.4%, compared to the prior year quarter. Sales in the Rail, Technologies, and Services ("Rail") segment increased by $6.9 million, or 9.8%, due to strength in the Rail Products business, as well as the acquisition of Skratch Enterprises Ltd. (“Skratch”) in the Technology Services and Solutions business, which contributed $2.1 million in sales, partially offset by the impact of the sale of the Company's rail spikes and anchors track components business (“Track Components”). Sales in the Precast Concrete Products ("Precast") segment increased $16.5 million, or 81.3%, due largely to the VanHooseCo Precast ("VanHooseCo") asset acquisition, which contributed $11.4 million in sales during the quarter, and higher demand in the legacy precast business. Sales in the Steel Products and Measurement segment increased by $0.8 million, or 3.6%, from the prior year quarter due to increases in the Coatings and Measurement business, partially offset by declines in Fabricated Steel Products business. Excluding portfolio changes, consolidated net sales1 increased 13.5% over the prior year comparable quarter.

•Gross profit for the 2022 fourth quarter was $26.8 million, a $7.7 million increase, or 40.7%, from the prior year quarter. Gross profit in the Rail segment increased by $4.1 million, or 29.4%, due to the Skratch acquisition, favorable product mix, and price realization. Gross profit in the Precast segment increased $3.5 million, or 105.0%, due to the VanHooseCo acquisition and higher volume in the legacy Precast business. Gross profit in the Steel Products and Measurement segment increased by $0.1 million, or 7.1%, from the prior year quarter. Excluding portfolio changes, consolidated gross profit1 increased $3.4 million, or 17.8% from the prior year comparable quarter.

•Consolidated gross profit margins were 19.5%, up 260 basis points from the prior year quarter. Rail margins were 23.1%, up 350 basis points from the prior year quarter, due to sale of the less profitable Track Components business, the acquisition of the accretive Skratch business, and favorable margins in Rail Products. Precast margins were 18.8%, up 220 basis points from the prior year quarter, due to the acquisition of VanHooseCo. Steel Products and Measurement margins were 8.6%, a 30-basis point increase from the prior year quarter. Excluding portfolio changes, consolidated gross profit margins1 were 18.2%, up 70 basis points from the prior year comparable quarter.

•Selling and administrative expenses in the fourth quarter increased $5.2 million, or 28.7%, over the prior year quarter, due partially to acquisitions and related acquisition transaction costs as well as increases in personnel costs.

•Operating loss for the 2022 fourth quarter was $6.3 million, due to the impairment of the intangible assets of the Company's precision measurement products and systems business and the impairment of goodwill in the Company's Fabricated Bridge business, both of which reside in the Steel Products and Measurement segment.

•Net loss for the 2022 fourth quarter was $43.9 million, or $4.09 per diluted share, compared to loss of $0.3 million, or $0.03 per diluted share in the prior year quarter, driven a $37.9 million net deferred tax asset valuation allowance and $8.0 million in asset impairment charges recorded in the fourth quarter of 2022.

•Adjusted EBITDA1 for the 2022 fourth quarter was $7.5 million, a $4.3 million increase compared to the prior year quarter.

•Net operating cash flow in the 2022 fourth quarter totaled $8.3 million, a $2.3 million increase compared to the prior year quarter. During the fourth quarter of 2022, the Company reduced its net debt by $5.0 million to $89.0 million. The Company's gross leverage ratio per its credit agreement1 was 2.8x as of December 31, 2022, an improvement from 3.3x as of the prior quarter end, with total available funding capacity1 of $40.7 million as of December 31, 2022.

•Fourth quarter new orders1 were $137.8 million, an increase of $42.6 million from the prior year quarter. Compared to the prior year quarter, new orders1 were up $15.1 million in Rail, $13.5 million in Precast due to the VanHooseCo acquisition, and $14.0 million in Steel Products and Measurement. Excluding portfolio changes, new orders1 increased $30.5 million, or 33.0%. The Company's backlog1 was $272.3 million as of December 31, 2022, up $62.1 million over the prior year.

Full Year Business Results

•Net sales for the year ended December 31, 2022 were $497.5 million, a $16.1 million decrease, or 3.1%, compared to prior year. Rail sales increased $0.8 million, or 0.3%, due to strength in Rail Products, partially offset by net declines from portfolio changes and a $4.0 million unfavorable adjustment for certain long-term commercial contracts related to the multi-year Crossrail project in the Company's Technology Services and Solutions business in the U.K. Precast sales increased $33.2 million, or 46.8%, due to the VanHooseCo acquisition contributing $17.8 million in sales, as well as strong sales in the southern U.S. market served. Steel Products and Measurement sales declined $50.2 million due to the Piling divestiture, which had $60.8 million in sales in 2021, partially offset by stronger sales in Coatings and Measurement in 2022. Excluding portfolio movement, consolidated net sales1 were $467.5 million, a 6.6% increase over the comparable prior year.

•Gross profit for the year ended December 31, 2022 was $89.6 million, a $3.3 million increase, or 3.8%, from prior year. The 18.0% consolidated gross profit margin increased by 120 basis points compared to prior year. Rail gross profit margin was 19.8%, a 70-basis point improvement over the prior year, despite an unfavorable $4.0 million gross profit adjustment for the Crossrail settlement in 2022. Precast gross profit margin of 17.6% was flat versus the prior year, despite an unfavorable expense of $1.1 million for inventory fair value amortization in 2022 related to the VanHooseCo acquisition. The Steel Products and Measurement profit margin of 12.7% increased 110 basis points versus the prior year. Excluding portfolio movements, consolidated gross profit margin1 was 17.6%, a 60-basis point decrease versus the comparable prior year.

•Selling and administrative expenses for the year ended December 31, 2022 increased by $6.7 million, or 8.8%, over the prior year period. Acquisition costs of $2.0 million and $0.5 million in contingent consideration related to acquisition activity contributed to the increase, as well as increases in personnel, travel, and professional services costs, including costs related to acquired entities. Selling and administrative expenses as a percent of net sales were 16.6%, an increase of 180 basis points versus the prior year.

•Net loss for the year ended December 31, 2022 was $45.6 million, or $4.25 per diluted share, a $49.1 million reduction, or $4.58 per diluted share, from $3.6 million of income, or $0.33 per diluted share, in the prior year period. Included in the 2022 net loss is a $37.9 million tax valuation allowance and $8.0 million in impairment charges.

•Adjusted EBITDA1 for the year ended December 31, 2022 was $24.2 million, a $5.5 million increase compared to prior year.

•Operating cash used by operations for the year ended December 31, 2022 was $10.6 million, compared to $0.8 million in the prior year. Both periods included $8.0 million in payments related to the Company’s concrete tie warranty settlement agreement with Union Pacific. Remaining payments under the settlement agreement total $16.0 million with $8.0 million to be paid in each of 2023 and 2024.

•New orders1 for the year ended December 31, 2022 were $552.0 million, an 8.6% increase from prior year. New orders in Rail and Precast increased 11.5% and 16.9%, respectively, while new orders in Steel Products and Measurement decreased 3.3% versus the prior year. Excluding portfolio changes, consolidated new orders1 increased 20.1% from the prior year.

Business Outlook, 2023 Financial Guidance and Stock Buyback Authorization

The Company’s backlog1 continues to be robust at $272.3 million and order rates were strong in the second half of 2022. While recessionary risks persist in many industrial markets, we remain optimistic in the near and longer-term prospects for our core end markets of freight and transit rail and general infrastructure. Previously-announced government funding programs for infrastructure-related projects should provide some level of support in demand for the Company’s products.

The Company is initiating 2023 financial guidance with net sales expected to range between $540.0 million to $570.0 million and adjusted EBITDA1 expected to range between $27.0 million and $31.0 million. The Company will provide periodic updates to its 2023 financial outlook as appropriate.

The Company’s Board of Directors has authorized the repurchase of up to $15.0 million of the Company’s common stock in open market transactions and/or 10b5-1 trading plans through February 2026. Repurchases are limited to up to $5.0 million in any trailing 12-month period, with unused amounts carrying forward to future periods through the end of the authorization. Any repurchases will be subject to the Company’s liquidity, including availability of borrowings and covenant compliance under its revolving credit facility, and other capital needs of the business.

Fourth Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its fourth quarter 2022 operating results on March 6, 2023 at 11:00 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster website: www.lbfoster.com, under the Investor Relations page. A conference call replay will be available through March 13, 2023 via webcast through L.B. Foster’s Investor Relations page of the company’s website.

Those interested in participating in the question-and-answer session may register for the call at https://register.vevent.com/register/BIe3b71a8ed7aa46808cd18e08001166e4 to receive the dial-in numbers and unique PIN to access the call. The registration link will also be available on the Company’s Investor Relations page of its website.

About L.B. Foster Company
Founded in 1902, L.B. Foster Company is a global solutions provider of engineered, manufactured products and services that builds and supports infrastructure. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customer's most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

The Company has not reconciled the forward-looking adjusted EBITDA to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are acquisition and divestiture-related costs and impairment expense. These underlying expenses and others that may arise during the year are potential adjustments to future earnings. The Company expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The Company defines new orders as a contractual agreement between the Company and a third-party in which the Company will, or has the ability to, satisfy the performance obligations of the promised products or services under the terms of the agreement. The Company defines backlog as contractual commitments to customers for which the Company’s performance obligations have not been met, including with respect to new orders and contracts for which the Company has not begun any performance. Management utilizes new orders and backlog to evaluate the health of the industries in which the Company operates, the Company’s current and future results of operations and financial prospects, and strategies for business development. The Company believes that new orders and backlog are useful to investors as supplemental metrics by which to measure the Company’s current performance and prospective results of operations and financial performance. The Company views its gross leverage ratio per its credit agreement, as defined in the Second Amendment to its Fourth Amended and Restated Credit Agreement dated August 12, 2022, as an important indication of the Company's financial health and believes it is useful to investors as an indicator of the Company's ability to service its existing indebtedness and borrow additional funds for its investing and operational needs.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, L.B. Foster Company’s (the “Company’s”) expectations relating to our strategy, goals, projections, and plans regarding our financial position, liquidity, capital resources, and results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: the COVID-19 pandemic, and any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments; volatility in the prices of oil and natural gas and the related impact on the midstream energy markets, which could result in cost mitigation actions, including shutdowns or furlough periods; a continuation or worsening of the adverse economic conditions in the markets we serve, including recession, whether as a result of the COVID-19 pandemic or otherwise, including its impact on labor markets and supply chains, macroeconomic factors, including the impact of inflation and pricing pressures, travel and demand for oil and gas, the continued volatility in the prices for oil and gas, governmental travel restrictions, project delays, and budget shortfalls, or otherwise; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a continuing decrease in freight or transit rail traffic, including as a result of the ongoing COVID-19 pandemic, strikes, or labor stoppages; environmental matters, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations, and trade restrictions or embargoes; our ability to effectuate our strategy, including cost reduction initiatives, and our ability to effectively integrate acquired businesses or to divest businesses, such as the recent dispositions of the Track Components, Piling, and IOS Test and Inspection businesses, and acquisitions of the Skratch Enterprises Ltd., Intelligent Video Ltd., and VanHooseCo Precast LLC businesses and to realize anticipated benefits; costs of and impacts associated with shareholder activism; continued customer restrictions regarding the on-site presence of third party providers due to the COVID-19 pandemic; the timeliness and availability of materials from our major suppliers, including any continuation or worsening of the disruptions in the supply chain experienced as a result of the COVID-19 pandemic, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; cyber-security risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, and reforms regarding the use of SOFR as a benchmark for establishing applicable interest rates; the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; economic conditions and regulatory changes caused by the United Kingdom’s exit from the European Union; geopolitical conditions, including the conflict in Ukraine; a lack of state or federal funding for new infrastructure projects; an increase in manufacturing or material costs; the loss of future revenues from current customers; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2021, or as updated and amended by our other periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.

Investor Relations:
Stephanie Listwak
(412) 928-3417
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	Unaudited		Unaudited
Sales of goods	$118,514	$98,573	$436,821	$450,241
Sales of services	18,659	14,392	60,676	63,379
Total net sales	137,173	112,965	497,497	513,620
Cost of goods sold	96,193	81,633	355,106	374,366
Cost of services sold	14,206	12,297	52,780	52,952
Total cost of sales	110,399	93,930	407,886	427,318
Gross profit	26,774	19,035	89,611	86,302
Selling and administrative expenses	23,347	18,146	82,657	75,995
Amortization expense	1,690	1,439	6,144	5,836
Goodwill and long-lived asset impairment charges	8,016	—	8,016	—
Operating (loss) income	(6,279)	(550)	(7,206)	4,471
Interest expense - net	1,593	502	3,340	2,956
Other income - net	(454)	(324)	(1,550)	(3,075)
(Loss) income from continuing operations before income taxes	(7,418)	(728)	(8,996)	4,590
Income tax expense (benefit) from continuing operations	36,544	(375)	36,681	1,119
Net (loss) income from continuing operations	(43,962)	(353)	(45,677)	3,471
Net loss attributable to noncontrolling interest	(31)	(19)	(113)	(83)
Net (loss) income from continuing operations attributable to L.B. Foster Company	(43,931)	(334)	(45,564)	3,554
Discontinued operations:
Income from discontinued operations before income taxes	—	—	—	72
Income tax expense from discontinued operations	—	—	—	—
Net income from discontinued operations	—	—	—	72
Net (loss) income attributable to L.B. Foster Company	$(43,931)	$(334)	$(45,564)	$3,626
Basic (loss) earnings per common share:
From continuing operations	$(4.09)	$(0.03)	$(4.25)	$0.33
From discontinued operations	—	—	—	0.01
Basic (loss) earnings per common share	$(4.09)	$(0.03)	$(4.25)	$0.34
Diluted (loss) earnings per common share:
From continuing operations	$(4.09)	$(0.03)	$(4.25)	$0.33
From discontinued operations	—	—	—	0.01
Diluted (loss) earnings per common share	$(4.09)	$(0.03)	$(4.25)	$0.34
Average number of common shares outstanding - Basic	10,747	10,647	10,720	10,623
Average number of common shares outstanding - Diluted	10,747	10,647	10,720	10,752

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2022	December 31, 2021
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$2,882	$10,372
Accounts receivable - net	82,455	55,911
Contract assets	33,613	36,179
Inventories - net	75,721	62,871
Other current assets	11,061	14,146
Total current assets	205,732	179,479
Property, plant, and equipment - net	85,344	58,222
Operating lease right-of-use assets - net	17,291	15,131
Other assets:
Goodwill	30,733	20,152
Other intangibles - net	23,831	31,023
Deferred tax assets	24	37,242
Other assets	2,355	1,346
TOTAL ASSETS	$365,310	$342,595
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$48,782	$41,411
Deferred revenue	19,452	13,411
Accrued payroll and employee benefits	10,558	9,517
Current portion of accrued settlement	8,000	8,000
Current maturities of long-term debt	127	98
Other accrued liabilities	16,192	13,757
Total current liabilities	103,111	86,194
Long-term debt	91,752	31,153
Deferred tax liabilities	3,109	3,753
Long-term portion of accrued settlement	8,000	16,000
Long-term operating lease liabilities	14,163	12,279
Other long-term liabilities	7,577	9,606
Stockholders' equity:
Class A Common Stock	111	111
Paid-in capital	41,303	43,272
Retained earnings	123,169	168,733
Treasury stock	(6,240)	(10,179)
Accumulated other comprehensive loss	(21,165)	(18,845)
Total L.B. Foster Company stockholders’ equity	137,178	183,092
Noncontrolling interest	420	518
Total stockholders’ equity	137,598	183,610
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$365,310	$342,595

Non-GAAP Disclosures
(unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization ("EBITDA"), adjusted EBITDA, net debt, available funding capacity, and adjusted results for the impact of 2022 and 2021 acquisition and divestiture activity, which are non-GAAP financial measures. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash.

In the three months ended December 31, 2022, the Company made adjustments to exclude acquisition and divestiture-related costs, VanHooseCo acquisition-related inventory step-up amortization and contingent consideration expense, and impairment expense. In the twelve months ended December 31, 2022, the Company made adjustments to exclude the gain from insurance proceeds, acquisition and divestiture-related costs, VanHooseCo acquisition-related inventory step-up amortization and contingent consideration expense, impairment expense, the Crossrail project settlement amount, and the gain (loss) on the sale and operating results of the Track Components and Piling Products businesses. The Company believes the results adjusted to exclude the items listed above are useful to investors as these items are nonroutine in nature.

The Company views net debt, which is total debt less cash and cash equivalents, and funding capacity, which is defined as net availability under its credit facility plus cash and cash equivalents, as important metrics of the operational and financial health of the organization and believes they are useful to investors as indicators of its ability to incur additional debt and to service its existing debt.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. Quantitative reconciliations of EBITDA, adjusted EBITDA from continuing operations, net debt, available funding capacity, and adjustments to results to exclude divestiture and acquisition activity in 2022 and 2021 (in thousands, except percentages and ratios):

	Three Months Ended December 31,		Year Ended December 31,		Six Months Ended December 31,
	2022	2021	2022	2021	2022	2021
Adjusted EBITDA From Continuing Operations Reconciliation
Net (loss) income from continuing operations	$(43,962)	$(353)	$(45,677)	$3,471	$(46,067)	$1,887
Interest expense - net	1,593	502	3,340	2,956	2,586	1,224
Income tax expense (benefit)	36,544	(375)	36,681	1,119	36,368	301
Depreciation expense	2,552	2,002	8,635	8,051	4,821	4,043
Amortization expense	1,690	1,439	6,144	5,836	3,289	2,901
Total EBITDA from continuing operations	$(1,583)	$3,215	$9,123	$21,433	$997	$10,356
Acquisition and divestiture costs	420	—	2,235	—	1,678	—
Commercial contract settlement	—	—	3,956	—	3,956	—
Insurance proceeds	—	—	(790)	—	—	—
Loss on divestiture of Track Components	—	—	467	—	467	—
Gain on divestiture of Piling Products	—	—	(489)	(2,741)	—	(2,741)
VanHooseCo inventory adjustment to fair value amortization	284	—	1,135	—	1,135	—
VanHooseCo contingent consideration	341	—	526	—	526	—
Impairment expense	8,016	—	8,016	—	8,016	—
Adjusted EBITDA from continuing operations	$7,478	$3,215	$24,179	$18,692	$16,775	$7,615
Total sales, as reported	137,173	112,965	497,497	513,620	267,188	243,018
Commercial contract settlement	—	—	3,956	—	3,956	—
Total sales, as adjusted	$137,173	$112,965	$501,453	$513,620	$271,144	$243,018
Adjusted EBITDA from continuing operations as a percentage of adjusted sales	5.5%	2.8%	4.8%	3.6%	6.2%	3.1%

	December 31,
	2022	2021
Net Debt Reconciliation
Total debt	$91,879	$31,251
Less: cash and cash equivalents	(2,882)	(10,372)
Net debt	$88,997	$20,879

	December 31, 2022
Available Funding Capacity Reconciliation
Cash and cash equivalents		$2,882
Credit agreement:
Total availability under the credit agreement	$130,000
Outstanding borrowings on revolving credit facility	(91,567)
Letters of credit outstanding	(619)
Net availability under the revolving credit facility		37,814
Total available funding capacity		$40,696

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Adjusted Results of Operations for Acquisitions and Divestitures Reconciliation
Net sales, as reported	$137,173	$112,965	$497,497	$513,620
Total sales from divested businesses	—	4,041	9,244	74,958
Total sales from acquired businesses	13,553	—	20,763	—
Net sales, excluding portfolio changes	$123,620	$108,924	$467,490	$438,662

Gross profit, as reported	$26,774	$19,035	$89,611	$86,302
Total gross profit from divested businesses	—	(26)	1,400	6,654
Total gross profit from acquired businesses	4,318	—	6,058	—
Gross profit excluding portfolio changes	$22,456	$19,061	$82,153	$79,648

Gross profit margin, as reported	19.5%	16.9%	18.0%	16.8%
Gross profit margin, excluding portfolio changes	18.2%	17.5%	17.6%	18.2%

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
New Orders Reconciliation
New orders, as reported	$137,828	$95,197	$551,954	$508,248
Total orders from divested businesses	—	2,534	8,224	74,091
Total orders from acquired businesses	14,616	—	22,392	—
New orders, excluding portfolio changes	$123,212	$92,663	$521,338	$434,157